As filed with the Securities and Exchange Commission on December 9, 2010
Registration No. 333-91294

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Ciena Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or Organization)	23-2725311 (I.R.S. Employer Identification No.)

1201 Winterson Road Linthicum, Maryland (Address of Principal Executive Offices)	21090 (Zip Code)
ONI Systems Corp. 1997 Stock Plan
ONI Systems Corp. 1998 Equity Incentive Plan
ONI Systems Corp. 1999 Equity Incentive Plan
ONI Systems Corp. 2000 Equity Incentive Plan
ONI Systems Corp. 2000 Employee Stock Option Plan
(Full title of the plan)
David M. Rothenstein
Senior Vice President, General Counsel and Secretary
Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
(410) 865-8500
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Michael J. Silver
William I. Intner
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
(410) 659-2700

DEREGISTATION OF UNSOLD SECURITIES
          This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-91294), filed with the Securities and Exchange Commission on June 26, 2002 (the “Registration Statement”) by Ciena Corporation, a Delaware corporation (the “Company”), relating to (i) an aggregate of 3,906 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the ONI Systems Corp. 1997 Stock Plan; (ii) an aggregate of 4,216,724 shares of Common Stock reserved for issuance under the ONI Systems Corp. 1998 Equity Incentive Plan; (iii) an aggregate of 531,932 shares of Common Stock reserved for issuance under the ONI Systems Corp. 1999 Equity Incentive Plan; (iv) an aggregate of 18,799,261 shares of Common Stock reserved for issuance under the ONI Systems Corp. 2000 Equity Incentive Plan; and (v) an aggregate of 1,174,725 shares of Common Stock reserved for issuance under the ONI Systems Corp. 2000 Employee Stock Option Plan and the Series A Junior Participating Preferred Share Purchase Rights attached thereto.
          The offering with respect to shares reserved for issuance under the ONI Systems Corp. 1997 Stock Plan and the ONI Systems Corp. 1998 Equity Incentive Plan has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the 29 shares under the ONI Systems Corp. 1997 Stock Plan and the 19, 538 shares under the ONI Systems Corp. 1998 Equity Incentive Plan registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum, state of Maryland, on December 9, 2010.

CIENA CORPORATION
By:	/s/ David M. Rothenstein
	Name:	David M. Rothenstein
	Title:	Senior Vice President, General Counsel and Secretary